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                                                                    EXHIBIT 4.31

                         AMERISOURCE HEALTH CORPORATION
       (as successor by merger to Bergen Brunswig Corporation), as Issuer

                                       and

           J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of October 1, 2002

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         THIS FIRST SUPPLEMENTAL INDENTURE, dated as of October 1, 2002, is between AmeriSource Health Corporation, a Delaware corporation ("AmeriSource") and successor by merger to Bergen Brunswig Corporation, a New Jersey corporation ("Bergen") and J.P. Morgan Trust Company, National Association (f/k/a Chemical Trust Company of California), as trustee (the "Trustee").

                              W I T N E S S E T H :

         WHEREAS, Bergen and the Trustee executed a Senior Indenture, dated as of December 1, 1992 (such indenture, as supplemented being, the "Indenture"), providing for the issuance of securities in a series and under which Bergen issued certain 7-1/4% Senior Notes and 7-3/8% Senior Notes (together, the "Securities");

         WHEREAS, in accordance with that certain Agreement and Plan of Merger, dated as of September 18, 2002, between Bergen and AmeriSource, Bergen shall merge with and into AmeriSource (the "Merger"), with AmeriSource as the surviving corporation effective October 1, 2002 (the "Effective Time"), and at the Effective Time, AmeriSource shall be renamed "AmerisourceBergen Services Corporation;"

         WHEREAS, Section 8.1 of the Indenture requires AmeriSource to expressly assume the obligations of Bergen under the Indenture in a form reasonably satisfactory to the Trustee;

         WHEREAS, pursuant to and in compliance with Section 8.1 of the Indenture, effective as of the Effective Time, AmeriSource (renamed as AmerisourceBergen Services Corporation) shall succeed to, and be substituted for, and may exercise every right and power of Bergen under the Indenture with the same effect as if it had been named as the "Company" therein; and

         WHEREAS, Section 9.1 of the Indenture provides that, without the consent of the Securityholders, the Indenture may be amended or supplemented to provide for the succession of another corporation to the Company and the assumption by such successor of the covenants of the Company in the Indenture and in the Securities;

         NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AmeriSource and the Trustee mutually covenant and agree for the benefit of the Securityholders as follows:

         1. Defined Terms. All capitalized terms not defined herein shall have the meanings assigned to them in the Indenture.

         2. Assumption of Obligations by AmeriSource. As of the Effective Time, AmeriSource (renamed as AmerisourceBergen Services Corporation) hereby: (i) expressly assumes all of the obligations of Bergen under the Securities and the Indenture and the

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performance of every covenant of the Indenture on the part of Bergen to be performed or observed and (ii) agrees to succeed to and be substituted for Bergen under the Indenture with the same effect as if it had been named originally therein as the Company.

         3. Trustee Accepts Provisions of Supplemental Indenture. The Trustee accepts the provisions of this First Supplemental Indenture upon the terms and conditions set forth in the Indenture.

         4. Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions of the Indenture shall remain in full force and effect.

         5. Binding Effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Securityholder heretofore or hereafter authenticated and delivered shall be bound hereby.

         6. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, but without regard to principles of conflicts of law.

         7. Successors. All agreements of AmeriSource and the Trustee in this First Supplemental Indenture shall be binding upon their respective successors, transferees and assigns.

         8. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of which shall together constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the date first above written.

                                 AMERISOURCE HEALTH CORPORATION,
                                  a Delaware corporation



                                 By: /s/ William D. Sprague
                                     -------------------------------------------
                                      Name:  William D. Sprague
                                      Title: Vice President, General Counsel
                                             and Secretary

Attest:


By: ____________________


                                 J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION



                                 By: /s/ James Nagy
                                     -------------------------------------------
                                      Name:  James Nagy
                                      Title: Assistant Vice President

Attest:


By: ____________________

Accepted and Agreed:
BERGEN BRUNSWIG CORPORATION


By: /s/ William D. Sprague
    --------------------------------------
       Name:  William D. Sprague
       Title: Vice President, General
              Counsel and Secretary

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